EXHIBIT 99.1

Pathogenics, Inc. Licenses Worldwide Rights to Novel Anti-Infective Compound for Ophthalmological Use

HINGHAM, Mass., April 19, 2006 (PRIMEZONE) -- Pathogenics, Inc. (Other OTC:PTGN) today announced that it has licensed to Acuity Pharmaceuticals, Inc. the exclusive worldwide rights to N-Chlorotaurine, or NCT, a novel anti-infective compound for the treatment of ophthalmic infections and other diseases. Pathogenics retains the exclusive worldwide rights to NCT for all indications other than ophthalmic applications. Acuity is paying Pathogenics an up-front licensing fee and minimum annual license fees, as well as potentially multiple millions of dollars worth of development milestones and royalties. Further details of the agreement were not disclosed.

As part of the agreement, Acuity gains worldwide development and commercialization rights to NCT for the treatment of ophthalmic diseases and infections, such as viral conjunctivitis, bacterial conjunctivitis and herpetic keratitis. Acuity is responsible for clinical development, regulatory activities and commercialization of this compound in ophthalmic indications.

"We are very excited about the broad-spectrum potential of NCT to safely treat ophthalmic diseases and infections," commented Fred Zotos, President and CEO of Pathogenics. "We have every confidence that Acuity Pharmaceuticals will prove itself to be an extremely capable corporate partner in developing NCT as an ophthalmic treatment. Acuity, which focuses on the development of innovative ophthalmic therapeutics, has already demonstrated its drug development acumen with the rapid preclinical and clinical progress of its innovative lead compound for macular degeneration, Cand5. As Pathogenics continues to develop NCT for several other anti-infective therapeutic indications, we plan on engaging additional high quality corporate partners in these other areas."

About N-Chlorotaurine (NCT)

NCT is a novel, anti-infective compound that is exceptionally safe and well tolerated. NCT is effective against a broad-spectrum of infections including both bacteria, viruses and fungi, and destroys virtually all pathogens. After the drug kills the pathogen, it quickly breaks down into natural substances already found in the human body; therefore it is non-toxic and does not cause allergic reactions. Its non-specific oxidizing mechanism of action prevents development of drug resistance, which is typical for active halogen compounds as well as for all antiseptics and disinfectants, since resistance develops only in response to anti-infective compounds that have a precise site of attack (e.g. all antibiotics). NCT represents a unique and optimal compromise between sufficient microbicidal activity and low toxicity and is therefore ideally suited for the local treatment of infections in humans.

NCT's anti-infective efficacy has already been established in several pilot Phase II clinical studies in Europe, including rhinosinusitis, otitis externa (swimmer's ear) and crural ulcers, and it is currently the subject of ongoing pre-clinical and pilot clinical studies in Europe. The human clinical studies completed to date have been conducted at the University Hospital of Innsbruck and the Institute of Hygiene and Social Medicine, Leopold-Franzens-University of Innsbruck, Austria under the direction of the inventors Dr. Waldemar Gottardi, Dr. Markus Nagl, Dr. Andreas Neher, and Dr. Barbara Teuchner. These studies have all been approved by the Innsbruck Ethics Committee according to GCP (Good Clinical Practice) guidelines, were registered by the Austrian Ministry of Health, and funded by various philanthropic sources including the Austrian Science Fund and the Jubilee Research Fund of the Austrian National Bank.

About Conjunctivitis (Pink Eye)

Conjunctivitis is inflammation of the thin membrane (conjunctiva) covering the white of the eye (sclera) and the inner surface of the eyelid. The term describes any inflammatory process that involves the conjunctiva; however, to most patients, conjunctivitis (often called pink eye) is a diagnosis in its own right. Conjunctivitis is usually caused by viruses, bacteria, or an allergy. Infective conjunctivitis (epidemic keratoconjunctivitis) is a highly contagious form of viral conjunctivitis. Conjunctivitis is extremely common in the US. 3% of all emergency department visits are ocular related, and conjunctivitis is responsible for approximately 30% of all eye complaints. Treatment for conjunctivitis depends on the cause. If the cause is a bacterial infection, antibiotic eye drops or ointment may be prescribed. Antibiotics don't help allergic or viral conjunctivitis, and there is no approved treatment for viral conjunctivitis.

About Pathogenics, Inc.

Pathogenics, Inc. is a biopharmaceutical company that acquires and develops new therapeutic drugs that have large sales potential and target unmet medical needs. We are currently developing two new drugs -- a broad-spectrum anti-infective drug called N-Chlorotaurine, and novel formulations of the well-known drug Chloroquine for neurological disorders such as Parkinson's Disease. These drugs may safely treat multiple infections and diseases -- many which have very large markets, and few, if any, satisfactory drug treatments. The Company in-licenses its experimental drugs, demonstrates they work in small-scale human clinical trials, and then partners with large pharmaceutical companies who are seeking new drugs to fill their product pipelines. These partners then complete larger-scale clinical trials, obtain US FDA new drug approval, and market the drugs worldwide. This business strategy is designed to minimize fixed costs, add significant value to our experimental drugs, and accelerate the time to corporate profitability. For more information, see the company's website at www.pathogenics.com.

About Acuity Pharmaceuticals, Inc.

Founded in 2002, Acuity Pharmaceuticals is a product-focused ophthalmic pharmaceutical company applying proprietary technologies to the treatment and prevention of ophthalmic diseases. Acuity's lead clinical compound, Cand5, a small-interfering RNA (siRNA) therapeutic targeting VEGF, is in clinical trials for two of the leading causes of adult vision loss. In late 2004, Cand5 became the first ever therapy using the revolutionary technology of RNAi to enter human trials. Acuity has recently completed a Phase 2 trial of Cand5 in age-related macular degeneration and is currently in a Phase 2 trial of Cand5 for diabetic macular edema. Acuity is also applying its drug development expertise to a growing pipeline of novel agents for ophthalmic conditions. For more information, see the company's website at www.acuitypharma.com.

Safe Harbor Statement

Cautionary statement under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that relate to future scientific, business and financial performance. These statements are only predictions and are subject to a number of risks and uncertainties that may cause the actual events or results to differ from those discussed or implied in these statements. These risks and uncertainties include competition from other manufacturers of related technologies, the unavailability of any necessary intellectual property rights possessed by third parties, and certain of those risks described in our most recent filings with the Securities and Exchange Commission.

CONTACT:  Pathogenics, Inc.
          Frederic P. Zotos
          781-556-1090